Exhibit 3.76

AS AMENDED THROUGH JUNE 6, 2007

CERTIFICATE OF FORMATION

OF

ATLANTA RADIO, LLC

1.	The name of the limited liability company is Atlanta Radio, LLC.

2.	The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ABC Radio Atlanta, LLC this 7th day of July, 2003.

/s/ Diane K. Austin
Diane K. Austin, Organizer